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                                                                   Exhibit 99(B)

                                     PRESS
                                     RELEASE

                                     CONTACT: Mike Paquette
                                     (603) 640-2205

                         WHITE MOUNTAINS TO ACQUIRE CGU

HANOVER, New Hampshire, September 25, 2000 -- White Mountains announced today that it has entered into a definitive agreement with London-based CGNU Group to purchase its U.S. property and casualty operations, CGU. The purchase price is $2.1 billion plus the repayment of approximately $.5 billion of CGU's debt to its parent at closing. The final price is subject to some adjustments which are expected to be minor in the aggregate.

White Mountains has received a $1.0 billion debt financing commitment from Lehman Brothers Inc. In addition, Warren Buffett has committed to invest up to $300 million in a convertible preferred stock of White Mountains. A small group of private investors and management have also committed to invest $300 million directly in a newly formed acquisition company in return for approximately 18% of its common stock. Additionally, the seller will retain a note in the amount of $210 million, payable six months from the closing date in cash or stock at White Mountains' option. In connection with financing the transaction, White Mountains will contribute most of its existing operating businesses to the acquisition company.

Robert C. Gowdy, CGU's President and CEO, said, "This new ownership is just what we hoped for - a 100% commitment to both the independent agent distribution channel and to the U.S. property/casualty marketplace. We are confident and excited about this opportunity and look forward to working with Jack and White Mountains. I am grateful to our staff, agents and customers who have shown unwavering support during the search for new shareholders."

White Mountains' Chairman Jack Byrne added, "I have spent my career working with independent agents. We are delighted to acquire this 150-year-old blue chip property and casualty stalwart devoted to

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the independent agent. We will be quietly polishing the luster of this proud company."

The sale is expected to be completed before year-end subject to, among other matters, the receipt of Federal and state regulatory approvals, the completion of financing and the satisfaction of other customary conditions.

Lehman Brothers Inc. served as White Mountains' financial advisor in the transaction.

White Mountains also announced today that, as a result of the CGU transaction, it has terminated its open tender offer to purchase up to 1,500,000 of its common shares at a price of $165.00 per share. The tender offer commenced on Monday, August 21, 2000 and was scheduled to expire at midnight tomorrow. White Mountains had retained the right to terminate the offer if, after August 18, 2000, any actual or potential change or development occurred with respect to the business of White Mountains that, in its reasonable judgement, was material to White Mountains.

White Mountains is a Bermuda-domiciled financial services holding company traded on the New York Stock Exchange under the symbol WTM. Additional financial information and other items of interest are available at the Company's web site located at WWW.WHITEMOUNTAINS.COM. CGU, headquartered in Boston, is currently the 16th largest property & casualty insurer in the U.S. and is represented by 6,200 independent agents and brokers. CGU operates in all 50 states through a network of 43 branch offices.

          SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION
                               REFORM ACT OF 1995

This press release contains forward looking statements within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. White Mountains cautions that a number of important factors could cause actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in forward-looking statements made by White Mountains. These factors include: (i) competitive forces, including the conduct of other property and casualty insurers and reinsurers,
(ii) changes in domestic or foreign laws or regulations applicable to White Mountains, its competitors or its clients, (iii) an economic

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downturn or other economic conditions (such as a rising interest rate environment) adversely affecting White Mountains' financial position, (iv) loss reserves established by White Mountains subsequently proving to have been inadequate, and (v) the failure of potential developments that may enhance White Mountains' business to materialize, or, if such developments materialize, the failure of such developments to enhance White Mountains' business. White Mountains cautions that the foregoing list of important factors is not exhaustive. In any event, such forward-looking statements made by White Mountains speak only as of the date on which they are made, and White Mountains does not undertake any obligation to update or revise such statements as a result of new information, future events or otherwise.